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                                                                 EXHIBIT 2.6

                             STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, made and entered into as of the 31st day of August, 1995, by and among those parties listed in Annex I, attached hereto and made a part hereof, and KAYDON ACQUISITION CORPORATION V, a Delaware corporation.

                                   BACKGROUND

         The Shareholders (this and other capitalized terms used in this Agreement shall have the respective meanings set forth in Article I) are the owners of all of the Capital Stock of the Company. The Shareholders desire to sell, and the Purchaser desires to purchase, all of the Capital Stock on the terms and conditions of this Agreement.

ARTICLE I:  DEFINITIONS.

         The following words and phrases, whenever capitalized in this Agreement, shall have the following respective meanings:

         1.1     "Agreement" shall mean this Stock Purchase Agreement.

                 1.1a     "Best knowledge" means the actual personal knowledge
         of one of the Management Shareholders after reasonable inquiry of the Company's management as identified on Schedule 1.1.

         1.2 "Capital Stock" shall mean all of the issued and outstanding common stock, no par value, of the Company (owned by the Shareholders in the respective amount set forth opposite each such Shareholder's name under "Number of Shares of Capital Stock" on Annex I and Annex II). There is authorized 4,000,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock.

         1.3 "Charter" shall mean the certificate or articles of incorporation pursuant to which a corporation was formed or is subsisting.

         1.4 "Closing" shall mean the consummation of the purchase and sale of the Capital Stock contemplated by this Agreement.
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         1.5     "Closing Date" shall mean such date as is acceptable to the
Shareholders and the Purchaser upon the satisfaction of all conditions set forth herein, but in no event shall the Closing Date be later than September 30, 1995.

         1.6     "Company" shall mean Seabee Corporation, an Iowa corporation.

         1.7 "Company's Rights" shall have the meaning set forth in Section 3.1.17.

         1.8 "Encumbrance" shall mean any pledge, lien, security interest, encumbrance, claim, demand, voting trust or agreement and any other interest whatsoever.

         1.9 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.10    "Financial Statements" shall have the meaning set forth in
 Section 3.1.7.

         1.11 "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

         1.12 "Hart-Scott-Rodino Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.13 "IRC" shall mean the Internal Revenue Code of 1986, as amended.

         1.14 "Management Shareholder" means a Shareholder who is also an officer and/or director of the Company.

         1.15 "Non-Competition Covenants" shall mean the noncompetition covenants between the Company and certain persons described in Section 5.1.11.

         1.16 "PBGC" shall mean the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

         1.17    "Plans" shall have the meaning set forth in Section 3.1.22.2.

         1.18 "Purchaser" shall mean Kaydon Acquisition Corporation V, a Delaware corporation.

         1.19    "Purchaser's Attorney" shall mean Lague, Newman & Irish.

         1.20    "Real Property" shall have the meaning set forth in Section
3.1.14.

         1.21    "Section" shall mean a section of this Agreement.



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         1.22    "Shareholders" shall mean the parties listed on Annex I (who are also signatories to this Agreement), and a "Shareholder" shall mean any one of them. "Class II Shareholders" shall mean the parties listed on Annex II (who are not signatories to this Agreement).

         1.23 "Shareholder's Address" shall mean the respective address set forth for a Shareholder on Annex I and Annex II (or such other address as shall have been specified by a Shareholder to the other parties to this Agreement by notice.

         1.24 "Shareholder's Attorney" shall mean Hagemann, Goeke, Egli & Thalacker.

         1.25 Accounting Terms. All accounting terms not otherwise defined in this Agreement shall be construed in accordance with GAAP.

         1.26 Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, and vice versa.

ARTICLE II:  SALE AND PURCHASE.

         2.1 Agreement of Sale and Purchase. On the Closing Date, on the terms and subject to the conditions of this Agreement, each of the Shareholders agrees that he or she will sell, assign, transfer, convey, set-over and deliver to the Purchaser the Capital Stock owned by such Shareholder and the Purchaser will purchase and pay for the Capital Stock as described in Section 2.2.

         2.2 Consideration for Capital Stock. In full consideration of the receipt of the Capital Stock, Purchaser will pay the following consideration:

                 2.2.1 Cash Payment. On the Closing Date, the Purchaser shall pay into escrow to a mutually satisfactory escrow agent the sum of Sixteen Dollars ($16.00) per share, but not more than Nineteen Million Nine Hundred Twenty-Five Thousand Two Hundred Eighty Dollars ($19,925,280), payable to each Shareholder and each Class II Shareholder in the respective amount set forth opposite such Shareholder's name under "Cash Payment" on Annex I and Annex II. The purchase price shall be disbursed on the date that approval under, or a waiver of application of the Hart-Scott-Rodino Act is obtained and not less than 95% of all outstanding Class A and Class B shares have been tendered pursuant to Paragraph 5.1.15. The purchase price shall be refunded to the Purchaser if such a waiver or approval and tender has not been obtained by September 30, 1995.

                 2.2.2 Method of Payment. All payments described in this Agreement shall be made by certified or cashier's check, or by such other method as the Shareholders and the Purchaser shall agree, and, for payments other than those due on the Closing Date, shall be forwarded by first class mail, postage prepaid, to the Shareholder's Address.





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         2.3     Closing.  The Closing shall occur at 10:00 a.m. local time on the Closing Date at the offices of Purchaser's Attorney, or at such other time and place as may be agreed by the Shareholders and the Purchaser.

ARTICLE III:  REPRESENTATIONS AND WARRANTIES.

         3.1 Management Shareholders' Representations and Warranties. The Management Shareholders, severally, represent and warrant to the Purchaser that to their Best Knowledge:

                 3.1.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has full power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification.

                 3.1.2 Charter and Bylaws. Exhibit 3.1.2 contains true, correct and complete copies of the Charter of the Company and all amendments thereto, certified as of a date reasonably near to the date of this Agreement by the Secretary of State of Iowa, and of the Bylaws of the Company, as amended through and including the date of this Agreement, certified as of the day of this Agreement by the Secretary of the Company.

                 3.1.3 Capitalization. The Company's authorized capital stock consists of 5,000,000 shares of common stock, no par value, (4,000,000 Class A shares and 1,000,000 Class B shares) of which 1,245,330 shares are validly issued and outstanding. No shares of capital stock of the Company are issued or outstanding other than the Capital Stock. All shares of the Capital Stock are validly issued, fully paid and nonassessable, and there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to the Capital Stock or any other shares of capital stock of the Company.

                 3.1.4 Title and Authority. Each Shareholder is the absolute owner, in the respective amounts set forth opposite each such Shareholder's name under "Number of Shares of Capital Stock" on Annex I, of the Capital Stock, free, clear and discharged of and from any and all Encumbrances, and the Shareholder has full right, power and authority to execute and deliver this Agreement and to perform his respective obligations under this Agreement. Upon delivery of the shares evidencing the Capital Stock owned by the Shareholder at the Closing duly endorsed for transfer as contemplated in Section 5.1.8, the Purchaser will be the absolute owner of such Capital Stock free, clear and discharged of and from any and all Encumbrances. This Agreement is the legal, valid and binding obligation of the Shareholder and is enforceable in accordance with its terms,





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         except as the enforcement of this Agreement may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors.

                 3.1.5  Subsidiaries and Investments.  Except as described on
         Exhibit 3.1.5, the Company does not have any subsidiaries or own directly or indirectly any interest or have any investment in any other corporation or business.

                 3.1.6 Corporate Records. All corporate actions, including stock transfers, of the Company have been duly authorized and adopted in accordance with applicable law and the Company's Charter and Bylaws and have been duly recorded in the Company's corporate minute books if required to be recorded therein, and all stock transfers of the Company have been duly recorded in the Company's stock transfer books.

                 3.1.7 Financial Statements. Exhibit 3.1.7(a) consists of copies of the Company's audited balance sheet as of the end of, and the related audited statements of income, retained earnings and changes in financial position for, each of the three (3) fiscal years ended December 31, 1992 through December 31, 1994, and the notes thereto, additional or supplemental information supplied therewith, and the reports prepared in connection therewith by Carney, Alexander and Marold or such other independent certified public accountants reporting thereon. Exhibit 3.1.7(b) consists of copies of the Company's unaudited balance sheets as of each of the months in the period from January 1, 1995 through July 31, 1995 and the related unaudited statements of income and retained earnings for each of the respective monthly and year-to-date periods from January 1, 1995 to such balance sheet dates. Exhibits 3.1.7(a) and 3.1.7(b) (collectively, the "Financial Statements"):

              (i)  are true, complete and correct in all material respects;

              (ii) fairly present the properties, assets, financial position and results of operations of the Company as of the respective dates and for the respective periods stated above; and

              (iii) have been prepared pursuant to and in accordance with GAAP.

         All inventories reflected in the Financial Statements have been valued at the lower of cost or market, with cost determined using the first-in, first-out method; adequate provision has been timely made in the Financial Statements for doubtful accounts or other receivables; sales are stated in the Financial Statements net of discounts, returns and allowances; and all taxes due or paid are timely reflected in the Financial Statements and all taxes of the Company not yet due and payable are fully accrued or otherwise provided for therein. Any items of income or expense which are unusual or of a nonrecurring nature and all transactions between the Company and any subsidiary during any such





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         period or at any such balance sheet date are separately disclosed in the Financial Statements.

                 3.1.8 Unreported and Contingent Liabilities. Except as described on Exhibit 3.1.8, as of the date of this Agreement and as of the Closing Date, the Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, existing or arising out of any transaction entered into, or state of facts existing, on or prior to the date of this Agreement or the Closing Date, other than such matters as are specifically and expressly set forth in the Financial Statements or those which have been incurred by the Company in the ordinary course of its business during the period from the date of the latest of the Financial Statements. Without limitation of the foregoing:

                          3.1.8.1 None of the Management Shareholders has any knowledge of any fact, circumstance or condition which might reasonably give rise to any liability of any significance to the Company of any kind or nature whatsoever which is not reflected or specifically disclosed in Exhibits 3.1.7(a) or 3.1.7(b).

                          3.1.8.2 The Company has no liability on account of product warranties or arising out of working conditions in the manufacture or sale of its products or with respect to the manufacture or sale of defective products or the delivery of faulty service greater than that historically incurred.

                 3.1.9     Environmental Matters.  Except as disclosed on
         Exhibit 3.1.9, the Company has no accrued or contingent liability to any federal, state or local government or to any private party on account of or arising out of sewage, waste or hazardous waste disposal, air, water or land pollution or other environmental matters. To the best of the Management Shareholder's knowledge, the Company has no accrued or contingent liability to any person under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or under the Resource Conservation and Recovery Act of 1976, as amended.

                 3.1.10 No Adverse Change. Since December 31, 1994, there have not been any material adverse changes, either individually or in the aggregate, in the general affairs, business, prospects, customers, competition, properties, financial position, results of operations or net worth of the Company, nor have there been any material casualties affecting the Company or loss, damage or destruction to any of its properties (whether or not covered by insurance). None of the Management Shareholders has any knowledge of any events, transactions or other facts which, either individually or in the aggregate, might reasonably give rise to circumstances or conditions which might have a material adverse effect on the general affairs, business, prospects, customers, competition, properties, financial position, results of operations or net worth of the Company. None of the Management Shareholders is aware of any increased competitive activities, or of





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         any plans for such increased activities, in markets for the Company's products over the level of competitive activities which have in the past twelve months been experienced by the Company.

                 3.1.11 Taxes. Exhibit 3.1.11 consists of copies of the Company's federal income tax returns filed for fiscal years ended on and after December 31, 1990 through December 31, 1994. The Company has prepared in accordance with law and filed all tax returns required to be filed by it under the laws of the United States and any state, and has paid or established an adequate reserve (which is set forth in the Financial Statements) in respect of all taxes, penalties, interest and related charges and fees for the periods covered by such returns. The Company is not delinquent in the payment of any taxes claimed to be due by any federal, state or local taxing authority. The Company has established a tax reserve or account payable in any amount sufficient for all accrued and unpaid federal, state, county and local taxes of the Company, whether or not disputed, including any penalties, interest and related charges and fees in connection therewith, for the current year. The federal income tax returns of the Company have been audited and reported upon by the Internal Revenue Service through December 31, 1990. No agreements have been made by or on behalf of the Company for any waiver or for the extension of any statute of limitations governing the time of
         assessment or collection of any federal, state or local taxes.   The
         Management Shareholders, the Company and the Company's officers have received no notice of any pending or threatened audit by the Internal Revenue Service or any state or local taxing authority related to the Company's tax returns or tax liability for any period and no claim for assessment or collection of taxes has been asserted against the Company. There are no tax liens outstanding against any of the assets, properties or business of the Company.

                 3.1.12 Litigation. Except as disclosed in the Financial Statements or in Exhibit 3.1.8, there are no claims, demands, disputes, actions, suits, proceedings or investigations pending or, to the knowledge of the Management Shareholders, threatened against or directly or indirectly affecting the Company, at law or in equity or admiralty or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor is the Company subject to any presently effective adverse order, writ, injunction or decree of any such body.

                 3.1.13 Conduct of Business. Since December 31, 1994, the Company has operated its business only in the usual and ordinary manner and has used its best efforts to preserve its present business organization intact, keep available the services of its present employees and preserve its present relationships with persons having business dealings with it. Without limitation of the foregoing, except as disclosed on Exhibit 3.1.13, since December 31, 1994, the Company has not:





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                          (i)  issued any capital stock or declared or paid any
                 dividends other than the three quarterly dividends of 25 cents per share or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part;

                          (ii)  merged or consolidated with any other
                 corporation;

                          (iii) created, incurred or assumed or committed to create, incur or assume any indebtedness or other liability, except for accounts payable or other current liabilities which
                 (1) are not for borrowed money, (2) were incurred in the usual and ordinary course of business, and (3) have not been and will not be materially adverse to the general affairs, business, prospects, properties, financial position, results of operations or net worth of the Company;

                          (iv) mortgaged, pledged or otherwise encumbered any of its assets;

                          (v) raised salaries, hourly rates or the rate of bonuses or commissions or other compensation in any material amount, except for salaries and hourly pay rates raised on July 1, 1995;

                          (vi)  varied insurance coverage;

                          (vii) altered or amended its Charter or Bylaws, except as described in Exhibit 3.1.2;

                          (viii)  entered into, materially amended or
                 terminated any material contract, agreement, franchise, permit or license;

                          (ix)  experience any material labor disturbances;

                          (x) sold or transferred or agreed to sell or transfer any material asset or property or material portion of its business or cancelled or agreed to cancel any debt or claim (or material portion thereof) or waived any right, except in the usual and ordinary course of business;

                          (xi) made or authorized any capital expenditures for additions to plant or equipment in excess of $25,000;

                          (xii) made any loan or advance, other than advances for expenses made in the usual and ordinary course of business, to any Shareholder or to any officer or





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                 employee of the Company, except for payroll advances made to employees and subject to repayment via payroll deduction as set forth on Exhibit 3.1.13; or

                          (xiii) entered into any other material transaction other than in the ordinary course of business of the Company.

                 3.1.14 Real Property. Exhibit 3.1.14 sets forth by legal description and address the real property owned by the Company (the "Real Property") and a list of all licenses, rights-of-way, riparian rights, flowage rights and other interests which the Company has received or has granted in connection with the Real Property. Exhibit
         3.1.14 also includes copies of all deeds for the Real Property, together with copies of any title insurance policies, legal opinions, title reports and surveys in the files of the Company applicable to the Real Property. The Company owns the Real Property in fee simple except as otherwise disclosed on Exhibit 3.1.14. All buildings and other improvements on the Real Property are located within the boundaries of the Real Property and there are no known encroachments upon such boundaries and no building or other improvement situated on any adjacent real estate is encroaching upon the boundaries of the Real Property. Except as described in Exhibit 3.1.14, the use of the Real Property by the Company and the conduct therein of the business of the Company have not violated, and are not expected to violate, any law, rule or regulation of any governmental body or authority. The Real Property has an adequate water supply and sewage and waste disposal, or facilities therefor, as are sufficient for the operation of the Company's existing and expected business. The buildings and improvements located on the Real Property, including the plumbing, electrical, mechanical, water, water pumping and sewage systems, and the ownership, operations and maintenance thereof as now owned, operated and maintained, do not (i) contravene any ordinances, statutes, regulations, covenants, or deed restrictions, including those relating to zoning, building use, health and safety, fire, air or water pollution, waste disposal, sanitation and noise control, or
         (ii) violate any provision of federal, state or local law, the effect of which materially interferes with or prevents the continued use of the Real Property for the purposes for which it is now being used, or would materially affect the value thereof. The Company has maintained and repaired the buildings and other improvements on the Real Property in a careful and prudent manner and all structures, buildings and improvements are in good repair and operating condition and contain no known latent defects. There exists no pending or threatened condemnation or similar proceeding with respect to, or which could affect, the Real Property.

                 3.1.15 Inventories and Receivables. All of the Company's inventories (including raw materials, work in process and finished goods) are in good condition, not obsolete or defective and useable or saleable in the usual and ordinary course of business except to the extent reflected on the Company's books and records. Exhibit 3.1.15(a) lists all raw materials, work in progress and inventory that are owned by customers and not by the





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         Company.  All of the Company's receivables of any nature are the result of a bona fide sales or other transactions and will be collected in the usual and ordinary course of business without resort to legal proceedings within 90 days of the Closing Date except to the extent listed on Exhibit 3.1.15(b) pursuant to part (ii) of the following sentence. Exhibit 3.1.15(b) lists as of July 31, 1995, (i) all receivables from any one customer or group of affiliated customers outstanding on the date of this Agreement for amounts in excess of $100,000 (whether or not currently due) and (ii) all receivables written off or as to which a reserve has or should have been created since December 31, 1994.

                 3.1.16 Machinery and Equipment. Exhibit 3.1.16 lists and describes all of the Company's machinery and equipment existing on the date of this Agreement. All such machinery and equipment is now and shall be on the Closing Date in good working order and repair, with each item being fit for its intended purpose. All such machinery and equipment is now and on the Closing Date shall be situated on the business premises of the Company and shall be used or useable by the Company in connection with its business. Exhibit 3.1.16 also lists or describes all tangible personal property owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (other than personal property leases described in Exhibit 3.1.19), together with copies of all agreements relating thereto, and all such property is in the actual possession of the Company and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner.

                 3.1.17 Intellectual Property. Exhibit 3.1.17 lists and includes copies of all copyrights, patents, invention disclosures, trademarks, trade names and service marks, whether registered or common law, and all applications thereof that are pending or in the process of preparation and will generally describe all trade secrets, secret processes and other proprietary rights of every kind and nature, in the United States and in foreign countries (the "Company's Rights"), that are directly or indirectly owned, licensed, used, necessary for use or controlled in whole or in part by any of the Shareholders or by the Company or any of the officers, directors or employees of the Company, and all licenses and other agreements allowing the Company to use the Company's Rights of third parties in the United States or foreign countries. Except as will be set forth in Exhibit 3.1.17, the Company is the sole and exclusive owner of the Company's Rights, free and clear of any claims, liens, security interests, licenses, sublicenses, charges or encumbrances; no governmental registration of any of the Company's Rights has lapsed, expired or been abandoned, has been opposed, has been the subject of a re-examination request or cancelled, and there are no claims or threatened claims or any basis for challenging either the scope, validity or enforceability of any of the copyrights, patents, trademarks, trade names and service marks. There are no instances where it has been held, claimed, or alleged, whether directly or indirectly, and there is no basis upon which a claim may be made, that any of the Company's Rights infringe the rights of any third party, or that any





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

         activity of any third party infringes upon any of the respective Company's Rights. Except as will be set forth in Exhibit 3.1.17, the Company has been and is now conducting its business in a manner which has not been and is not in violation of any Company's Right of any other party and does not require a license or other proprietary right to so operate its business. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how" and other like data of the Company are in such form and of such quality that the Company can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by the Company so that such products and services meet applicable specifications and conform with the quality standards heretofore met by it.

                 3.1.18 Insurance. All policies of insurance covering the Company's plant, machinery and equipment, inventory and other assets or providing for business interruption, personal and product liability coverage, or insuring against other risks, are described in Exhibit
         3.1.18 (specifying the insurer, the policy number, type of insurance, policy limits and deductibles and any pending claims thereunder).
         Such insurance is in amounts sufficient with respect to the Company's assets, properties, business, operations, products and services as the same are presently owned or conducted. All such policies are in full force and effect and will be outstanding and in full force and effect at the Closing Date and the premiums therefor have been paid as they become due and payable. There are no claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance and no basis for any such claim, action, suit or proceeding exists. The Company is not in default with respect to any provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

                 3.1.19 Leases of Personal Property. Exhibit 3.1.19 describes all personal property that is currently being leased by the Company and contains copies of all personal property leases to which the Company is a party. All such leased property is in good working order and repair, and is in such condition that upon the return of such leased property in its present condition to its owner, the Company will not be liable in any amount to such owner. All such leased property is situated at the Company's business premises and is used or useable by the Company in the operation of its business.

                 3.1.20 Leases of Real Property. Exhibit 3.1.20 describes all real estate that is being leased by the Company and contains copies of all real property leases to which the Company is a party. Except as described in Exhibit 3.1.20, the use of the leased real estate by the Company and the conduct therein of the business of the Company have not violated, and are not expected to violate, any law, rule or regulation of any governmental body or authority. The leased real estate has an adequate water supply and sewage and waste disposal, or facilities therefor, as are sufficient for the operation of the Company's existing and expected business. The buildings and improvements located on the leased real estate, including the plumbing, electrical, mechanical, water, water pumping and sewage systems, and the ownership, operations and maintenance thereof as now operated and maintained, do not (i) contravene any ordinances, statutes, regulations, covenants or deed restrictions, including those relating to zoning, building use, health and safety, fire, air or water pollution, waste disposal, sanitation and noise control, or (ii) violate any provision or federal, state or local law, the effect of which materially interferes with or prevents the continued use of the leased real estate for the purposes for which it is now being used, or would materially affect the value thereof. The Company has maintained and repaired the buildings and other improvements on the leased real estate in a careful and prudent manner and all structures, buildings and improvements are in good repair and operating condition and, to the Management Shareholders' knowledge contain no latent defects. There exist no pending or threatened condemnation or similar proceeding with respect to, or which could affect, the leased real estate.

                 3.1.21 Contracts and Commitments. Exhibit 3.1.21 lists and, if the same are written, contains copies of all of the existing contracts, obligations, agreements, plans, arrangements and commitments of the Company of any kind or nature whatsoever, whether written or unwritten (including, without limiting the generality of the foregoing, all labor or collective bargaining agreements, leases, loan agreements, indentures, notes or other evidences of indebtedness, mortgages, pension, stock option, stock purchase, bonus, profit sharing and other employee or executive welfare or benefit plans or agreements, consulting agreements, joint venture or partnership agreement, guaranties, indemnities, reimbursement agreements, "comfort" letters, non-competition agreements, non-disclosure agreements, licenses, franchises, sales representation and distribution agreements, purchase orders and commitments and powers of attorney), except only:

                          (i) contracts copies of which are included and which are described on another Exhibit;

                          (ii) each contract with a customer made in the ordinary course of business whereby the Company is obligated to deliver less than $100,000 in invoice value of finished goods in each transaction or series of related transactions;

                          (iii) purchase commitments made in the ordinary course of business at prevailing prices which is not in excess $50,000 in each transaction; and

                          (iv) employment contracts of less than one year's duration and presently terminable by the Company at will without liability, payment or any penalty.

         The forms of written purchase and sales orders used by the Company also are provided in Exhibit 3.1.21.

         All of the agreements and contracts listed in Exhibit 3.1.21 and all of the agreements and contracts not required to be listed by reason of clauses (i), (ii), (iii) or (iv) are valid and binding obligations of the Company thereto in accordance with their respective terms and there are no liabilities of any of the parties thereto arising from any breach of or default in any provision of any such contract or agreement or which would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company.

                 3.1.22  Employee Matters.

                          3.1.22.1  Non-Salaried and Salaried Employees.
                 Exhibit 3.1.22 is a complete and accurate list of the following:

                                  (a)  All employment and consulting
                          agreements, executive compensation plans, bonus plans, deferred compensation plans, employee pension plans or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits of employees of the Company. Copies of each of the preceding documents are included in Exhibit 3.1.22.

                                  (b)  The names, position, and compensation
                          paid to all the present directors, officers and employees of the Company on an annual basis, together with a summary of the bonuses, and description of agreements for commissions or additional compensation and other like benefits, if any, payable to such persons. Except as described on Exhibit 3.1.22, there are no insurance policies on the lives of any such persons the premiums of which are paid or contributed to by the Company.

                                  (c)  The names of all retired employees, if
                          any, of the Company who are receiving or are entitled to receive any payments not covered by a fully funded pension plan of the Company or by any union pension related to a collective bargaining agreement to which the Company is a party, their ages, and their current annual funded and unfunded pension benefits.

                          3.1.22.2 Employee Pension Plan. The Company does not have any "pension plans" (as defined in ERISA) other than as listed in Schedule 3.1.22 (all of said plans being sometimes hereinafter collectively referred to as the "Plans"). Each of the Plans is a "qualified plan" within the meaning of IRC, and no pension plan has been terminated or experienced any "reportable event" within the meaning of ERISA. Based upon an actuarial method of valuation of assets which complies with ERISA and upon actuarial assumptions and methods which comply with ERISA; (i) the present value of all accrued pension benefits under each of the Plans determined as of the date of the latest actuarial valuation report did not exceed the value of the assets of such Plan on that date; and no amendment or proposed amendment to such Plan adopted or proposed subsequent to such date would, retroactively applied, make the foregoing information inaccurate; and (ii) as of the date of the latest actuarial valuation report there existed no "accumulated funding deficiency" as defined in ERISA with respect to any pension plan. No termination or partial termination of the Plans has created, or will create or give rise to, any liability to the PBGC under ERISA or otherwise operate in a manner so as to permit the PBGC to acquire a lien upon any of the Company's properties or assets. Except as disclosed in
                 Schedule 3.1.22, the Company does not participate and has not participated in any "multi-employer plan" as defined in ERISA.
                 Exhibit 3.1.22 contains copies of the most recent actuarial reports and trustee reports with respect to the Plans and copies of all Internal Revenue Service "determination letters" received by the Company in connection with any existing or terminated plan.

                          3.1.22.3 Labor Relations. On the date of this Agreement and on the Closing Date, there is not any strike, lock-out, sit-down, slow-down, grievance or other labor dispute or trouble of any nature whatsoever pending or, to the knowledge of the Management Shareholders, threatened against the Company which to any extent or in any manner affects the Company. Further, to the knowledge of the Management Shareholder, there has been no attempt to unionize any employees of the Company within the last 5 years. The Company is and has been in compliance with all laws regulating wages, hours or working conditions of employees.

                          3.1.22.4 Payments to Employees. All accrued obligations of the Company relating to employees and agents of the Company, whether arising by operation of law, by contract or by past service, for payments to trusts or other funds or to any governmental agency, or to any individual employee or agent (or their respective heirs, devisees, legatees or personal representatives) with respect to unemployment compensation benefits, profit-sharing or retirement benefits, social security or other benefits have been paid when due, and shall be paid if due on or before the Closing Date, by the Company. All obligations of the Company as an employer or principal relating to employees or agents, whether arising by operation of law, by contract or by past practice, for vacation and holiday pay, bonuses, and other forms of compensation which are or have become payable to such employees or agents, have been paid by the Company or have been accrued on the Company's books as of July 31, 1995.

                 3.1.23 Warranties; Product Liability. Exhibit 3.1.23 is a complete and accurate list of any and all warranties made by the Company covering or relating to any products or property sold or leased by the Company and for any services furnished or rendered by the Company. Except for losses, claims, damages and expenses adequately covered by the Company's insurance coverages described on
         Exhibit 3.1.18, there are no (a) liabilities of the Company, fixed or contingent, asserted and arising out of or based upon incidents occurring on or before the Closing Date with respect to any product liability or any similar claim that relates to any product sold by the Company to others on or before the Closing Date or (b) liabilities of the Company, fixed or contingent, asserted and arising out of or based upon incidents occurring on or before the Closing Date with respect to any claim for the breach of any express or implied product warranty, or any similar claim that relates to any product sold by the Company on or before the Closing Date, and the Company and the Management Shareholders have no knowledge of any product defects which could give rise to any such liabilities or claims.

                 3.1.24 Compliance with Laws. At all times prior to the date of this Agreement, the Company has materially complied with all laws, orders, regulations, rules, decrees and ordinances affecting to any extent or in any manner any aspect of its business. There are no existing or proposed laws, orders, regulations, rules, decrees or ordinances of such a nature as could be expected to adversely affect the continued conduct of the Company's business in the manner presently being carried on and conducted.

                 3.1.25 Compliance with Agreements, Etc. Neither the execution of this Agreement by the Shareholders nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of any covenants or obligations binding upon any of the Shareholders or affecting any of their respective properties. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of the Charter, bylaws or other covenants or obligations binding upon the Company or affecting any of the Company's properties, or cause a lien or other encumbrance to attach to any of its properties, or result in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any license, franchise, lease, permit, approval or agreement to which the Company is a party, or require a consent of any person to prevent any such breach, default, violation, lien, encumbrance, acceleration, right or termination, except certain bank loan agreements described on Exhibit 3.1.25.

                 3.1.26 Approvals. No approval of or filing with any federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement by the Shareholders or the consummation by the Shareholders of the transactions contemplated herein, except for the filing of premerger notification reports generally required by law with the United States Federal Trade Commission and the U.S. Department of Justice.

                 3.1.27 Bank Accounts. Exhibit 3.1.27 is a complete list certified as of the date of this Agreement by the Treasurer of the Company containing the names and locations of all banks or other financial institutions which are depositaries of funds of the Company, the names of all persons authorized to draw or sign checks or drafts upon such accounts and the names and locations of any institutions in which the Company has safe deposit boxes and the names of the persons having access thereto.

                 3.1.28 Agreements. The Non-Competition Covenants will be, when executed and delivered by the parties thereto, legal, valid and binding agreements of the Company and the other parties (including certain of the Shareholders) signatory thereto, enforceable in accordance with their respective terms, except as the enforceability of such agreements may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors.

                 3.1.29 Materiality. Except as already disclosed in this Agreement, there are no events, transactions or other facts which, either individually or in the aggregate, might reasonably give rise to circumstances or conditions which might have a material adverse effect on any of the general affairs, business, prospects, customers, competition, properties, financial position, results of operation or net worth of the Company.

         3.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to the Shareholders as follows:

                 3.2.1 Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification.

                 3.2.2 Authority. Purchaser has full power to enter into this Agreement and to consummate the transactions contemplated by this Agreement, and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute or cause a breach or violation of the Charter or bylaws of the Purchaser or of any covenants or obligations binding upon it or affecting any of its properties.

                 3.2.3 Authorization. No approval of or filing with any federal, state or local court, authority or administrative agency is necessary to authorize the execution of this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement, except for the filing of premerger notification reports generally required by law with United States Federal Trade Commission and the Department of Justice.

                 3.2.4 Investment Intent. The Capital Stock has not been registered under the Securities Act of 1933, as amended (the "Act"), in reliance on the non-public offering exemption contained in Section 4(2) thereof. The Capital Stock is being and will be acquired by the Purchaser for its own account, for investment purposes (meaning to hold for an indefinite period), and without any intention to distribute or otherwise dispose of the same.

                 3.2.5    Informed Purchase.

                          (a) Purchaser has been furnished with and has had access to such information as Purchaser has considered necessary including documents and conversations with Officers and Shareholders to make a determination as to the purchase of the Capital Stock together with such additional information as is necessary to verify the accuracy of the information supplied.

ARTICLE IV:  COVENANTS

         4.1 Management Shareholder Covenants. Each of the Management Shareholders covenants and agrees that after the date hereof until Closing he or she shall use his or her best efforts to cause the following:

                 4.1.1 The Company will carry on its business consistent with prior practice in the usual and ordinary course, will not introduce any new method of management or operation, and will use its best efforts to preserve its business organization intact and conserve the good will and relationships of its customers, suppliers and others having business relations with it and the services of all officers, employees, agents and representatives.

                 4.1.2 The Company will maintain its corporate existence and good standing in its jurisdiction of incorporation and in each jurisdiction in which it is qualified to do business, and it will not amend its Charter or Bylaws from the forms to be delivered to the Purchaser as Exhibit 3.1.2.

                 4.1.3 No payment, dividend or other distribution of any nature will be declared, made, set aside or paid on or in respect of any of the capital stock of the Company (except the final dividend of $.25 per share payable August 3, 1995), nor will the Company directly or indirectly issue, redeem, retire, purchase or otherwise acquire any of its shares of capital stock.

                 4.1.4 Except with the Purchaser's prior written consent, and except the bonus payable to Don Yadon described in Exhibit 4.1.4 no increase will be made in the compensation or rate of compensation payable or to become payable to the officers or employees of the Company, and no bonus, profit-sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid for or on behalf of any such officers or employees, and no agreement or plan with respect to the same shall be adopted or committed for, except that nothing in this paragraph is to preclude or void any benefits or Compensation Reviews called for in the Seabee Corporation Employees Handbook as described in Exhibit 4.1.4.

                 4.1.5 Except with the Purchaser's prior written consent, the Company will not waive any material right or cancel any material contract, debt or claim, nor will the Company assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchaser or sale except in the usual and ordinary course of business. Without limitation of the foregoing, all indebtedness for borrowed money, and commitments or agreements having a duration in excess of three months (other than sales contracts with customers in the usual and ordinary course of business), are deemed to be material and not in the usual and ordinary course of business.

                 4.1.6 Except with the Purchaser's prior written consent, the Company will not dispose of any capital assets having an initial cost of $10,000 or more, nor will the Company discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (i) liabilities and obligations reflected in the Financial Statements, and (ii) current liabilities and obligations incurred in the usual and ordinary course of business since the date of the most recent Financial Statements, and, in either case, only as required by the express terms of the agreement or other instrument pursuant to which the obligation or liability was incurred.

                 4.1.7 Except with the Purchaser's prior written consent, the Company will not enter into or assume any mortgage, pledge, conditional sale, security agreement or other title retention agreement, permit any lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligations, securities or dividends of any corporation, business or other person except obligations arising by reason of endorsement for collection and other similar transactions in the usual and ordinary course of business, or make any capital contributions or investments in any corporation, business or other person.

                 4.1.8 The Company will not alter the physical contents or character of any of its inventories so as to affect the nature of its business or result in a change in the total dollar valuation thereof other than as a result of transactions in the usual and ordinary course of business.

                 4.1.9  The Company shall:

                          (i) duly and timely file all reports and returns required to be filed with any governmental agency and will promptly pay when due all taxes, assessments and governmental charges including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

                          (ii) maintain and keep in good order, consistent with past practice, all buildings, offices, shops and other structures, and keep all machinery, tools, equipment, fixtures and other property in good condition, repair and working order;

                          (iii)  maintain in full force and effect all
                 policies of insurance now in effect;


                          (iv) not merge or consolidate with any other corporation, business or other entity or acquire any assets of any other corporation, business or other person (other than inventory in the usual and ordinary course);

                          (v) not do any act or omit any act or permit any omission to act which will cause a breach or default in any of its contracts, commitments or obligations;

                          (vi) from the date hereof on reasonable notice afford the Purchaser, its counsel, accountants, and other agents and representatives full access during normal business hours throughout the period prior to the Closing to all of its plants, offices, properties and records, including such access as may be necessary to allow the Purchaser to make an audit or otherwise satisfy itself of the accuracy of the representations and warranties contained in this Agreement and that the conditions contained in this Agreement have been complied with and will furnish documents and all such other information, and access to the Management Shareholders and the Company's officers and employees for interviews, concerning its properties and business as the Purchaser may reasonably request; provided, however, that any investigation or inquiry made by the Purchaser shall not in any way affect the representations and warranties contained in this Agreement or their survival of the Closing; and

                          (vii) cause Carney, Alexander and Marold to duly complete the balance sheet and other financial books and records of the Company for the period ended July 31, 1995, in accordance with GAAP, and cause the working papers of such auditors to have been provided to the Purchaser for review by the Purchaser and its independent certified public accountants.

                 4.1.10 Neither the Company nor the Management Shareholders shall take any action or omit to take any action within the control of any of them to the extent such action or omission might result in any of the representations or warranties of the Management Shareholders set forth in this Agreement being inaccurate or incorrect on and as of the Closing Date.

                 4.1.11 On or prior to the Closing Date, each of the Shareholders shall pay to the Company any outstanding indebtedness owed by any of them to the Company, except for payroll advances being repaid by payroll deductions which are to be repaid according to the originally agreed repayment schedule as set forth on Exhibit 3.1.13.

                 4.1.12 The Company may pay the Company's expenses of completing the audit described in Section 4.1.9(vii) and may pay up to $35,000 of the actual and reasonable legal and accounting expenses of the Shareholders incurred in connection with the transactions contemplated by this Agreement at any time on or before the Closing Date.

ARTICLE V:  CONDITIONS PRECEDENT

         5.1 Purchaser's Conditions Precedent. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions, the failure of any one of which shall excuse the Purchaser from consummating such transactions unless any such conditions are waived (in whole or in part) by the Purchaser in writing:

                 5.1.1 Representations and Warranties. The representations and warranties made by the Shareholders contained in this Agreement or in any written document delivered to the Purchaser pursuant to this Agreement shall be accurate and correct in all material respects on and as of the Closing Date as if made on and as of that date. The Exhibits referred to herein and the documents and schedules delivered pursuant hereto shall likewise be accurate and correct in all material respects on and as of the Closing Date as if prepared on and as of that date. There shall not have been any material error, misstatement or omission in any of the Exhibits, or other documents or schedules delivered in connection with the Exhibits.

                 5.1.2 Covenants. The Management Shareholders shall have complied with (and caused the Company to have complied with) all of their respective obligations, covenants and agreements under this Agreement required to be performed on or prior to the Closing Date.

                 5.1.3 Opinion of Counsel. The Purchaser shall have been furnished with an opinion of the Shareholders' Attorney, dated as of the Closing Date in substantially the form of Exhibit 5.1.3 attached hereto and made a part hereof.

                 5.1.4 No Adverse Change. On the Closing Date, the business and properties of the Company shall not have been or then be adversely affected in any way as a result of any casualty or disaster, accident, labor dispute, exercise of the power of eminent domain or other governmental act or any other fortuitous event, act of God or the public enemy, nor shall have there occurred any adverse change in the general affairs, business, prospects, customers, competition, properties, financial position, results of operations or net worth of the Company.

                 5.1.5 Litigation. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigations or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated in this Agreement.

                 5.1.6 Certificate. The Purchaser shall have received a certificate dated the Closing Date and signed by the Management Shareholders representing and warranting that the conditions precedent provided in Sections 5.1.1, 5.1.2, 5.1.4 and 5.1.5 are satisfied.

                 5.1.7 Hart-Scott-Rodino. As to disbursement of the purchase price, the waiting period imposed under the Hart-Scott-Rodino Act shall have terminated or a waiver shall have been obtained.

                 5.1.8 Share Certificates. The Shareholders and Class II Shareholders shall deliver to the Purchaser certificates representing all of the Capital Stock registered in the name of the Shareholders (without any restrictive legend thereon or together with such instruments and items as shall permit, in the opinion of Purchaser's Attorney, the sale and transfer of such shares free, clear and discharged of and from any such legend), endorsed in blank or with accompanying stock powers duly signed, in either such case with signatures guaranteed by a national banking association or attested to by an officer or director of the Company who has personal knowledge of the identity of the Shareholder, and such other instruments or documents as shall, in the opinion of the Purchaser's Attorney, be reasonably required to vest good and marketable title in the Purchaser to the Capital Stock, free, clear and discharged of and from any and all Encumbrances.

                 5.1.9 Resignations. Each director and officer of the Company shall have delivered to the Purchaser resignations from such positions and any other positions held in, or by appointment by or from, the Company.

                 5.1.10 Good Standing. The Purchaser shall have received a certificate of the Secretary of State of Iowa and of each of the states set forth in Exhibit 3.1.1, dated as of a date reasonably near to the Closing Date, listing all corporate documents relating to the Company on file and certifying that the Company is a corporation duly organized and existing under the laws of such state.

                 5.1.11  Non-Competition Covenants.  The individuals listed in
         Exhibit 5.1.11 shall each have entered into a three (3) year non-competition agreement with the Company.

                 5.1.12 Financial Statement. The Company shall have completed its balance sheet and other financial books and records for the period ended July 31, 1995, and the results shall be satisfactory to the Purchaser and its independent certified public accountants.

                 5.1.13 Due Diligence. Purchaser shall have reviewed, investigated, ascertained and verified to its satisfaction the business and affairs of the Company and all facts, information and other matters regarding the Company referred to in this Agreement or given or provided in connection with this Agreement.

                 5.1.14 Board Approval. The transactions contemplated under this Agreement shall have been approved in all respects by the Board of Directors of the Purchaser.

                 5.1.15 Tender of All Shares. It is the essence of this transaction that the Purchaser shall be able to purchase at least 95% of the Class A and Class B Capital Stock owned by Shareholders and the Class II Shareholders and unless the transaction shall be closed as to at least 95% of the Capital Stock as provided herein, the Purchaser may at its option either (i) terminate this Agreement, or (ii) purchase the Capital Stock tendered at the Closing while reserving its rights to structure a merger between Company and Purchaser to deal with the non-tendering Stockholders.

                 The Class II Shareholders are not signatories to this Stock Purchase Agreement but will be asked to sign a separate Class II Shareholders Stock Purchase Letter (a copy of which is attached hereto and designated as Exhibit 5.1.15). The Company acting through its Management and Board of Directors shall send a letter to all of the Class II Shareholders indicating that the Purchaser is offering to purchase their shares of stock on the same terms and conditions as the purchase between Purchaser and Management Shareholders and describing the mechanics by which the Shareholder can tender his or her shares to the Company which will hold those shares as Escrow Agent until the Closing Date. On the Closing Date, all the shares of Stock tendered by the Class I and II Shareholders shall be delivered to the Purchaser and the consideration to be paid to the Class I and II Shareholders shall be paid on that date. The letter to the Class I and II Shareholders [a copy of which is set forth in Exhibit 5.1.15(a)] indicates that the

         Directors of Company recommend to the Class II Shareholders the stock purchase transaction and shall include the Class II Shareholder Stock Purchase Agreement, the fairness opinion of Northstar Industries, Inc., and a Stock Power to be signed and transmitted at the time the share certificates are tendered to the Company.

         5.2 Shareholders' Conditions Precedent. The obligation of the Shareholders to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions, the failure of any one of which shall excuse the Shareholders from consummating such transactions unless any such conditions are waived (in whole or in part) by each of the Management Shareholders in writing.

                 5.2.1 Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall be accurate and correct in all material respects on and as of the Closing Date as if made on and as of that date and the Shareholders shall have received a certificate dated the Closing Date signed by the Purchaser to such effect.

                 5.2.2 Covenants. The Purchaser shall have complied with all of its obligations, covenants and agreements under this Agreement required to be performed on or prior to the Closing Date.

                 5.2.3 Opinion of Counsel. The Shareholders shall have been furnished with an opinion of the Purchaser's Attorney, dated the Closing Date, in substantially the form of Exhibit 5.2.3 attached hereto and made a part hereof.

ARTICLE VI:  INDEMNIFICATION.

         6.1 Indemnification by the Shareholders. The Management Shareholders shall indemnify, defend and hold harmless Purchaser and Purchaser's officers, directors, employees and shareholders from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or warranty of any Management Shareholder contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by any Management Shareholder or the Company in connection with this Agreement, or otherwise made or given in connection with this Agreement, or (ii) any failure by any Management Shareholder to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by such Management Shareholder under this Agreement or under any certificate or other document or agreement executed by any

Management Shareholder or the Company in connection with this Agreement. In the event of an occurrence of any item prior to closing in (i) or (ii) as set forth above, the sole and exclusive remedy of the parties to this transaction shall be to terminate the agreement and no further liability shall exist.

         6.2 Indemnification by the Purchaser. The Purchaser shall indemnify, defend and hold harmless the Shareholders from, against and with respect to any claim liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or warranty of the Purchaser contained in this Agreement or in any certificate, instrument of transfer or other document or instrument executed by Purchaser in connection with this Agreement or otherwise made or given in connection with this Agreement, or (ii) any failure by Purchaser to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by Purchaser under this Agreement or under any certificate or other document or agreement executed by Purchaser in connection with this Agreement.

ARTICLE VII:  MISCELLANEOUS.

         7.1 Entire Agreement, Waivers and Amendment. This Agreement, including for such purposes other agreements among the parties to this Agreement to be executed and delivered at the Closing, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including, without limitation, any alleged wavier based on a party's knowledge of any inaccuracy in any representation or warranty contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly therein provided.

         7.2 No Brokerage. Each party to this Agreement represents and warrants that except for the Engagement Agreement between the Company and Northstar Industries, Inc., no broker, agent or finder has been retained or is entitled to be paid in connection with the transactions contemplated by this Agreement and that no brokerage or finder's fee or agent's or other commission other than to Northstar Industries, Inc. has been agreed to be paid for or on account of this Agreement by Seabee.

         7.3 Successors and Assigns. All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors, assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable by any party, except by the Purchaser to a subsidiary or a successor to its business, and except as expressly provided herein nothing herein is intended to confer upon any person other than the parties and their successors any rights or remedies under or by reason of this Agreement.


         7.4 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, forwarded by overnight air express and receipted for by the recipient or an agent of the recipient or mailed by registered or certified United States mail, postage prepaid and return receipt requested, to the following addresses (or to such other address of a party as shall have been specified to the other parties to this Agreement by notice):

                 (a)      If to the Purchaser, at:

                          Kaydon Corporation
                          Arbor Shoreline Office Park, Suite 500
                          19345 US 19 North
                          Clearwater, Florida  34624-3148
                          ATTN:  John F. Brocci

                          with a copy to Purchaser's Attorney, at:

                          Lague, Newman & Irish
                          600 Terrace Plaza, P.O. Box 389
                          Muskegon, Michigan  49443-0389
                          ATTN:  Mr. Richard C. Lague

                 (b)      If to a Shareholder, at:

                          Seabee Corporation
                          Highway 3 West
                          P.O. Box 457
                          Hampton, Iowa  50441-0457
                          ATTN:  Don Yadon
                          with a copy to Shareholder's Attorney, at:

                          Hagemann, Goeke, Egli & Thalacker
                          100 East Bremer Avenue
                          Century Building, P.O. Box 89
                          Waverly, Iowa 50677
                          ATTN:  Don L. Hagemann

                 (c) If to the Management Shareholders, at the addresses of each Management Shareholder.

         7.5 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.6 Exhibits, Etc. All Exhibits, Annexes and schedules referred to in this Agreement shall be deemed to be attached to and made a part of this Agreement.

         7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.8 Payment of Expenses. Except as described in Section 4.1.12, each of the parties shall pay all of the costs and expenses which such party incurs incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of the obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants and consultants, without right of reimbursement from any other party or the Company.

         7.9 Further Assurances. The Shareholders shall, from time to time after the Closing Date, upon the Purchaser's reasonable request and without further consideration, execute and deliver such additional papers, instruments and documents and take such other action and give such further assurances as may be necessary, proper or convenient more effectively to transfer to and vest in the Purchaser the full and complete ownership of the Capital Stock free and clear of any Encumbrance. The parties further agree to exercise their good faith efforts to satisfy all conditions to the consummation of this Agreement, including, without limitation, the satisfaction of the requirements of the Hart-Scott-Rodino Act.

         7.10 Governing Law and Choice of Forum. This Agreement shall be governed by and construed under and pursuant to the internal laws of the State of Iowa. Any and all actions concerning any dispute arising under this Agreement shall be filed and maintained only in a state or federal court sitting in the State of Iowa.

         7.11 Public Information. Prior to the Closing Date, except for information required to be given by law (including the Hart-Scott-Rodino Act, the IRC or state taxation statutes) or by court, administrative or other governmental order, no press release or other information relating to the transactions contemplated by this Agreement shall be made or given to the public by the Shareholders except upon the written agreement of the Purchaser.

         IN WITNESS WHEREOF, the parties to this Agreement have made, executed and delivered this Agreement as of the day and year first above written.


                                           KAYDON ACQUISITION CORPORATION V
                                           A DELAWARE CORPORATION

                                           By
                                              /s/ Stephen K. Clough
                                            ------------------------------------

                                              Its     President
                                                 -------------------------------


                                           SHAREHOLDERS:

                                           /s/ Donald E. Yadon
                                           -------------------------------------
                                           Donald E. Yadon


                                           /s/ Catherine J. Yadon
                                           -------------------------------------
                                           Catherine J. Yadon


                                           /s/ Larry Gansen
                                           -------------------------------------
                                           Larry Gansen


                                           /s/ Vern Iserman
                                           -------------------------------------
                                           Vern Iserman


                                           /s/ Della Speich
                                           -------------------------------------
                                           Della Speich

                                           Seabee Corporation Employee
                                           Stock Ownership Plan:

                                           /s/ Donald E. Yadon
                                           -------------------------------------
                                           Trustee

                                           /s/ Catherine J. Yadon
                                           -------------------------------------
                                           Trustee

                                           /s/ Della Speich
                                           -------------------------------------
                                           Trustee

TAB 2


ANNEX I - CLASS A CAPITAL STOCK SHAREHOLDERS

                                    ANNEX I                             Page 1




Names and                                                Number of
addresses of                           SS or             Shares of
Shareholders                           ID #              Capital Stock      Cash Payment
------------                           -----------       -------------      ------------
Larry C. Gansen
1015 6th Ave. SE
Hampton, Iowa 50441                    ###-##-####          3,450         $    55,200.00

Vern Iserman
323 3rd Street NE
Waverly, Iowa                          ###-##-####         26,000             416,000.00

Della J. Speich
1540 Olive Ave.
Hampton, Iowa 50441                    ###-##-####          8,700             139,200.00

Catherlne J. Yadon
1000 4th Ave. SE
Hampton, Iowa 50441                    ###-##-####        320,000           5,120,000.00

Donald E. Yadon
1000 4th Ave. SE
Hampton, Iowa 50441                    ###-##-####        295,000           4,720,000.00

Seabee Corporation E.S.O.T
PO Box 457
Hampton, Iowa 50441                     42-6383245        238,302           3,812,832.00
                                                         --------          -------------

                  TOTAL ANNEX I                           891,452         $14,263,232.00

TAB 3


ANNEX II - CLASS B CAPITAL STOCK SHAREHOLDERS

                                    ANNEX II                           Page 1



Names and                                                     Number of
addresses of                           SS or                  Shares of
Shareholders                           ID #                   Capital Stock      Cash Payment
------------                           -----------            -------------      ------------
Dawn C. Bakker
903 17th Street East
Atlantic, Iowa 50022                   ###-##-####            2,775               $44,400.00

Dennis D. Becker
214 1st Street
Hansell, Iowa 50640                    ###-##-####               15                   240.00

Bonnie L. DeVries
116 7th Street SW
Hampton, Iowa 50441                    ###-##-####              398                 6,368.00

David V. Fielding
315 3rd Avenue SW
Hampton, Iowa 50441                    ###-##-####               25                   400.00

Glenn A. Futrell
1641 Dorell Drive
Hampton, Iowa 50441                    ###-##-####              265                 4,240.00

Laurie Holze
RR 2 Box 102
Garner, Iowa 50438-9649                ###-##-####                3                    48.00

Harlan A. Hunt
1640 Dorell Drive
Hampton, Iowa 50441                    ###-##-####            1,300                20,800.00

Tammy Janssen
302 5th Ave. SE
Hampton, Iowa 50441                    ###-##-####                2                    32.00

Robert J. Kelm
315 N. Ely
Clarksville, Iowa 50619                ###-##-####            4,000                64,000.00

James A. Knapp
Box 388
Clarksville, Iowa 50619                ###-##-####            2,100                33,600.00

Romain R. Lampe
3127 140th Street
Sumner, Iowa 50674                     ###-##-####              500                 8,000.00

James P. Mango
1302 2nd Ave. SW
Waverly, Iowa 50677                    ###-##-####            4,435                70,960.00

                                    ANNEX II                            Page  2




Names and                                                   Number of
addresses of                           SS or                Shares of
Shareholders                           ID #                 Capital Stock      Cash Payment
------------                           -----------          -------------      ------------
Sherwood L. Marsh
123 President Court
Mason City, Iowa 50401                 ###-##-####            500              $   8,000.00

Steve M. Metz
442 11th Ave. NE
Hampton, Iowa 50441                    ###-##-####            250                  4,000.00

John Miller
322 5th SE
Hampton, Iowa 50441                    ###-##-####            100                  1,600.00

Dwight G. Peterson
R.P
Dumont, Iowa 50625                     ###-##-####            100                  1,600.00

Steven R. Ries
RR 2
Rockwell, Iowa 50469                   ###-##-####             50                    800.00

Gary E. Rooney
214 Thompson
Sheffield, Iowa 50475                  ###-##-####             89                  1,424.00

Tamara Schmitt
115 llth Place NE
Hampton, Iowa 50441                    ###-##-####             16                    256.00

Charles R. Schneider
609 1st Street NE
Hampton, Iowa 50441                    ###-##-####          3,200                 51,200.00

Alan L. Sly
914 4th Ave. SE
Hampton, Iowa 50441                    ###-##-####            500                  8,000.00

Alan L. Steenhard
814 6th Street SE
Mason City, Iowa 50401                 ###-##-####             40                    640.00

Keith C. Thurman
1224 250th Street
Waverly, Iowa 50677                    ###-##-####            500                  8,000.00

Dung Anh Tran
6804 Caffe Rd. Apt. 51
Des Moines, Iowa 50315                 ###-##-####              1                     16.00

                                    ANNEX II                              Page 3




Names and                                               Number of
addresses of                           SS or            Shares of
Shareholders                           ID #             Capital Stock       Cash Payment
------------                           -----------      -------------       ------------
Mark A. Uthe
225 Bickford Street
Dumont, Iowa 50625                     ###-##-####         200               $  3,200.00


Russell A. Vance
402 S. Hilton Street
Clarksville, Iowa 50619                ###-##-####      12,591                201,456.00

Susan M. Diggins
1929 181 St. SE
Botthell, Washington 98012-6925        ###-##-####         363                  5,808.00

Gaylen G. Weiland
412 3rd Street SW
Hampton, Iowa 50441                    ###-##-####         450                  7,200.00

Betty J. Whitesell
211 7th Street SE
Hampton, Iowa 50441                    ###-##-####         210                  3,360.00

Dean A. Whitmore
218 2nd Street NE
Hampton, Iowa 50441                    ###-##-####         100                  1,600.00

Betty J. Wickwire
909 North Federal
Hampton, Iowa 50441                    ###-##-####       1,090                 17,440.00

Kenneth E. Wilkinson, Jr.
1402 Sunset Drive
Hampton, Iowa 50441                    ###-##-####       4,699                 75,184.00

William W. Wilkinson
520 12th Ave. SE
Hampton, Iowa 50441                    ###-##-####       7,250                116,000.00

Ernest L. Willms
1015 1st Street NE
Hampton, Iowa 50441                    ###-##-####       1,000                 16,000.00

Karen L. Wirtjes
409 5th Street SW
Hampton, Iowa 50441                    ###-##-####         608                  9,728.00

David Miller
409 NW 5th Ave.
Pocahontas, Iowa 50574                 ###-##-####          10                    160.00

Timothy L. Miller
RR 1 Box 35
Gilmore City, Iowa 50541               ###-##-####           6                     96.00

                                    ANNEX II                              Page 4




Names  and                                                  Number of
addresses of                            SS or               Shares of
Shareholders                            ID #                Capital Stock       Cash Payment
------------                            -----------         -------------       ------------
Gary L. Schoon
Box 425
Pomeroy, Iowa 50575                     ###-##-####               20            $    320.00

Harold Tiedeman
405 3rd Avenue NE
Pocahontas, Iowa 50574                  ###-##-####                9                 144.00

David E. Arens
1806 69th Street
Des Moines, Iowa 50322                  ###-##-####              468               7,488.00

Thomas J. Arens
1148 230th Street
Waverly, Iowa 50677                     ###-##-####              469               7,504.00

Paul R. Arens

                                        ###-##-####              469               7,504.00

Roger A. Arens

                                        ###-##-####              469               7,504.00

Ed C. Barnes
1303 Meadow Brook Lane
Waverly, Iowa 50677                     ###-##-####              100               1,600.00

Margaret Barnes
1303 Meadow Brook Lane
Waverly, Iowa 50677                     ###-##-####              100               1,600.00

Vivian Bramer Revocable Trust
601 N. 1st Box 188
Greene, Iowa 50636                      ###-##-####            7,000             112,000.00

Elmer Bramer Revocable Trust
601 N. 1st Box 188
Greene, Iowa 50636                      ###-##-####            7,000             112,000.00

Albert Carlsen
708 1st Ave. NW
Hampton, Iowa 50441                     ###-##-####              913              14,608.00

Ruthanne Chazen
16 E. Salem Road
Fishkill, New York 12524                ###-##-####            6,000              96,000.00

John & Alice Coppic
841 Kent Road
Waynesboro, Virginia 22980              ###-##-####            1,000              16,000.00


                                    ANNEX II                              Page 5




Names and                                                 Number of
addresses of                           SS or              Shares of
Shareholders                           ID #               Capital Stock        Cash Payment
------------                           -----------        -------------        ------------
Herbert Dorfman
1603 Hilside Ave
Waverly, Iowa 50677                    ###-##-####           1,500             $ 24,000.00

Linda Ford
12216 Greenwood Ave. No.
Seattle, WA 98103                      ###-##-####           1,500               24,000.00

Marvin Fosse Revocable Trust
RR 2 Box 208
Nashua, Iowa 50658                      42-6510665          39,000              624,000.00

Paul M. Fosse
5715 Piney Lane Drive
Tampa, Florida 33625                   ###-##-####           8,625              138,000.00

Anne C.F. Farraher
4018 N. Vincent Ave.
Minneapolis, MN 55412-1508             ###-##-####           1,250               20,000.00

John Willis Fryer
5715 Piney Lane
Tampa, Florida 33625                   ###-##-####           1,250               20,000.00

Ligia Maria Clementino Fryer
5715 Piney Lane
Tampa, Florida 33625                   ###-##-####           1,250               20,000.00

Paul M. Fosse Custodian for
Kaitlin Nicole Fosse
5715 Piney Lane
Tampa, Florida 33625                   ###-##-####             625               10,000.00

Joan B. Frein
203 2nd Ave.
Charles City, Iowa 50616               ###-##-####             300                4,800.00

Fred Hagemann
Box 58
Waverly, Iowa 50677                    ###-##-####           6,600              105,600.00

Susan C. Hagemann
P.O. Box 58
Waverly, Iowa 50677                    ###-##-####           5,812               92,992.00

St. Paul's Lutheran Church
112 2nd Ave. NW
Waverly, Iowa 50677                     42-0754662             125                2,000.00

St. Paul's Lutheran School Endowment
112 2nd Ave. NW
Waverly, Iowa 50677                     42-0754662              63                1,008.00

                                    ANNEX II                              Page 6



Names and                                                    Number of
addresses of                           SS or                 Shares of
Shareholders                           ID #                  Capital Stock      Cash Payment
------------                           -----------           -------------      ------------
Fred Hagemann IRA
State Bank of Waverly
Box 58
Waverly, Iowa 50677                    ###-##-####              1,900            $ 30,400.00

Mark Hanawalt
411 3rd Ave. NE
Waverly, Iowa 50677                    ###-##-####              8,600             137,600.00

Dona1d A. Hanson
Box 125
Leroy, Minnesota 55951                 ###-##-####             10,000             160,000.00

Duane L. Harms
RR 1
Shell Rock, Iowa 50670                 ###-##-####                 75               1,200.00

John & Katherine Harms
RR 2 Box 85
Aplington, Iowa 50604                  ###-##-####                100               1,600.00

Mary L. Hunt
1640 Dorell Drive
Hampton, Iowa 50441                    ###-##-####                400               6,400.00

Josephine Iserman
323 3rd Street NE
Waverly, Iowa 50677                    ###-##-####              2,000              32,000.00

Vern & Josephine Iserman Trust
State Bank of Waverly
Box 58
Waverly, Iowa 50677                    ###-##-####             10,000             160,000.00

Janice Johnson
916 20th Street SW
Waverly, Iowa 50677                    ###-##-####                210               3,360.00

Redeemer Lutheran Church
2001 W. Bremer
Waverly, Iowa 50677                    42-106-9598                375               6,000.00

Keith Kreiman
RR 2
Bloomfield, Iowa 52537                 ###-##-####              2,709              43,344.00

                                    ANNEX II                              Page 7




Names and                                                  Number of
addresses of                            SS or              Shares of
Shareholders                            ID #               Capital Stock       Cash Payment
------------                            ----------         -------------       -------------
Steven K. Kulow
109 8th St. NW
Hampton, Iowa 50441                    ###-##-####          2,000          $  32,000.00

Marilyn J. Nysather
459 River Bluff Dr. Castellan
Dixon, Illinois 61021                  ###-##-####          8,250            132,000.00

Olaf M. Nysather
459 River Bluff Dr. Castellan
Dixon, Illinois 61021                  ###-##-####          7,750            124,000.00

Timothy C. Oehlert
404 12th Ave. NW
Hampton, Iowa 50441                    ###-##-####          1,500             24,000.00

Terry &/or Helga Olin
2608 Cottage Row Drive
Cedar Falls, Iowa 50613                ###-##-####         18,000            288,000.00

Joe Pitsor
913 1st Ave. SE
Hampton, Iowa 50441                    ###-##-####         24,000            384,000.00

Shirley Pitsor
913 1st Ave. SE
Hampton, Iowa 50441                    ###-##-####          1,000             16,000.00

Wayne Platte
1909 Ivory Ave
Waverly, Iowa 50677                    ###-##-####          1,500             24,000.00

Ann M. Sheehan
1410 Cedar River Drive
Waverly, Iowa 50677                    ###-##-####            140              2,240.00

Michael Sheehan
1410 Cedar River Drive
Waverly, Iowa 50677                    ###-##-####            400              6,400.00

Pamela Sheehan
1410 Cedar Drive
Waverly, Iowa 50677                    ###-##-####            600              9,600.00

Michael Sheehan Pension Trust
%R.D. Drenkow & Co., Inc.
PO Box 118
Waverly, Iowa 50677                     42-1314890          1,700             27,200.00

                                    ANNEX II


Names and                                                  Number of
addresses of                           SS or               Shares of
Shareholders                           ID #                Capital Stock       Cash Payment
------------                          -------------        -------------       ------------
Michael Sheehan Profit Sh.Trust
% R.D. Drenkow & Co., Inc.
PO Box 118
Waverly, Iowa 50677                     42-1314889         3,560              $  56,960.00

Delores P. Smith
220 W. Wamsley
Clarksville, Iowa 50619                ###-##-####        65,200              1,043,200.00

Katharine Sue Miller
Box 214
Fairbank, Iowa 50629                   ###-##-####           500                  8,000.00

Barbara L. Smith-Kazenelson
3522 Augusta Circle
Waterloo, Iowa 50701                   ###-##-####           500                  8,000.00

Teresa M. Roose
120 Mather
Clarksville, Iowa 50619                ###-##-####           500                  8,000.00

Deborah A. Schellhorn
218 E. Greene St.
Clarksville, Iowa 50619                ###-##-####           500                  8,000.00

Barry L. Speich
Stanley Ranger Station
HC 64 Box 9900-0
Stanley, Idaho 83278                   ###-##-####           764                 12,224.00

Michelle R. Speich
Sawtooth National Rec. Area
Star Route
Ketchum, Idaho 83340                   ###-##-####           650                 10,400.00

Stabow & Company
PO Box 58
Waverly, Iowa 50677                     42-6072035         2,000                 32,000.00

Stabow & Company #291
PO Box 58
Waverly, Iowa 50677                     42-6524724        10,000                160,000.00

Marlene Thurman
RR 2
Waverly, Iowa 50677                    ###-##-####           500                  8,000.00

Waverly First Nat'l Bank
David Huser IRA
Waverly, Iowa 50677                    ###-##-####           100                  1,600.00

                                    ANNEX II                              Page 9



Names and                                                 Number of
addresses of                           SS or              Shares of
Shareholders                           ID #               Capital Stock      Cash Payment
------------                           -----------        -------------      ------------
Michael Wilkinson
913 1st Street NW
Hampton, Iowa 50441                    ###-##-####            27           $      432.00

St. Patrick's Catholic Church
1405 North Federal
Hampton, Iowa 50441                     42-0698076           400                6,400.00

Baptist Church of Marion
1260 29th Street
Marion, Iowa 52302                      42-1138398           400                6,400.00

Lion's Club of Hampton
309 1st St. SE
Hampton, Iowa 50441                     42-6092420            64                1,024.00

Pleasant Hill
Dean Whitmore, Sec'y
Hampton, Iowa 50441                    ###-##-####           136                2,176.00

Dorthy Yadon
1108 Plato Apt. 52
Duncan, Oklahoma 73533                 ###-##-####         1,000               16,000.00

Evalyn Zimmerman

Dumont, Iowa 50625                     ###-##-####        11,500              184,000.00

Karl Zimmerman

Greene, Iowa 50636                     ###-##-####         3,500               56,000.00

Joseph & Mary Zweck
RR 1 Box 112
Cannon Falls, MN 55009                 ###-##-####            10                  160.00

Mark Hanawalt for:
Michael J. Hanawalt                    ###-##-####
Matthew J. Hanawalt                    ###-##-####
David M. Hanawalt                      ###-##-####
Daniel M. Hanawalt                     ###-##-####
Under Iowa Gifts to Minors                                 2,400               38,400.00

Delores Smith foe:
Brian M. Miller                        ###-##-####
Jackie R. Miller                       ###-##-####
Jacob A. Kazenelson                    ###-##-####
Holly M. Roose                         ###-##-####
Kenneth J. Roose                       ###-##-####
Heather J. Schellhorn                  ###-##-####
Tyler J. Schellhorn                    ###-##-####
Carissa A. Schellhorn                  ###-##-####
Under Iowa Gifts to Minors                                 4,800               76,800.00
                                                         -------             -----------
                  TOTAL ANNEX II                         353,878           $5,662,048.00
